AmTrust Financial Services, Inc. Reports First Quarter 2015 Operating Earnings (1) Per Diluted Share Increased 16.9% to $1.45 and Net Income Per Diluted Share was $1.85
Book Value Per Common Share of $24.00, Up 7.4% Since December 31, 2014
Financial Highlights
First Quarter 2015

•
Gross written premium of $1.73 billion, up 16.0% after excluding from first quarter 2014 the impact of $174 million of non-recurring gross written premium related to the Cut Through Reinsurance Agreement with Tower Group International, Ltd.

•	Net earned premium of $949.4 million, up 14.5% from first quarter 2014

•	Operating diluted EPS(1) of $1.45 ($0.07 attributable to gain on life settlements) compared to $1.24 ($0.02 attributable to gain on life settlements) in the first quarter 2014

•	Diluted EPS of $1.85 compared with $1.27 in the first quarter 2014

•	Annualized operating return on common equity(1) of 26.1% and annualized return on common equity of 33.3%

•	Service and fee income of $112.9 million, up 24.1% from the first quarter 2014

•	Operating earnings(1) of $121.4 million compared to $97.4 million from the first quarter 2014

•	Net income attributable to common stockholders of $154.7 million compared to $99.9 million in the first quarter 2014

•	Combined ratio of 89.0% compared to 89.9% in the first quarter 2014

•	Book value per common share of $24.00, up from $22.34 at December 31, 2014

•	AmTrust's stockholders' equity was $2.46 billion as of March 31, 2015

NEW YORK, May 5, 2015 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced solid profit growth for the first quarter ended March 31, 2015. Operating earnings(1) were $121.4 million, or $1.45 per diluted share, an increase of 24.6%, compared to $97.4 million, or $1.24 per diluted share, in the first quarter of 2014. First quarter 2015 net income attributable to common stockholders grew to $154.7 million, or $1.85 per diluted share, an increase of 54.9% from $99.9 million, or $1.27 per diluted share, in the first quarter 2014. First quarter 2015 annualized operating return on common equity(1)was 26.1% compared to 27.8% in the first quarter 2014. Annualized return on common equity was 33.3% for the first quarter of 2015 compared to 28.5% for the first quarter of 2014.
First Quarter 2015 Results
Total revenue was $1.11 billion, an increase of $0.16 billion, or 16.6%, from $0.95 billion in the first quarter 2014. Gross written premium was $1.73 billion, an increase of $0.24 billion, or 16.0%, from $1.49 billion in the same period a year ago after excluding from the first quarter 2014 $174 million in non-recurring gross written premium from the Cut Through Reinsurance Agreement with Tower Group International, Ltd. in first quarter 2014. In addition, first quarter 2015 gross written premium was negatively impacted by $36.5 million due to declines in European currencies. Net written premium was $1.04 billion compared to $1.13 billion in the first quarter 2014. Net earned premium of $949.4 million increased $120.3 million, or 14.5%, from $829.1 million in the first quarter 2014. The combined ratio was 89.0% compared to 89.9% in first quarter 2014.
Total service and fee income of $112.9 million increased $21.9 million, or 24.1%, from $91.0 million in first quarter of 2014 and included $17.4 million from related parties in the first quarter 2015 compared with $12.2 million in the first quarter 2014.

Investment income, excluding net realized gains and losses, totaled $34.6 million, an increase of 21.2% from $28.5 million in the first quarter of 2014. In addition, first quarter 2015 results included net realized investment gains of $15.7 million, or $10.2 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $5.4 million, or $3.5 million after-tax, in the first quarter of 2014.
Loss and loss adjustment expense totaled $613.3 million in the first quarter 2015, compared to $558.6 million in the first quarter 2014, and resulted in a loss ratio of 64.6% compared with 67.4% for the first quarter 2014.
Acquisition costs and other underwriting expense of $231.7 million increased $45.1 million from $186.6 million for the first quarter 2014. The expense ratio was 24.4%, an increase from 22.5% in the first quarter 2014. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $118.7 million, up 34.7% from $88.1 million in the first quarter 2014. During the three months ended March 31, 2015, AmTrust ceded $528.3 million of gross written premium and $399.7 million of earned premium to Maiden compared to $408.6 million of gross written premium and $312.7 million of earned premium ceded in the first quarter 2014.
Other expense of $98.5 million increased $10.9 million, or 12.4%, from $87.6 million in the first quarter 2014.
Total assets of approximately $14.81 billion increased $0.96 billion, or 7.0%, from $13.85 billion at December 31, 2014. Total cash, cash equivalents and investments of $5.97 billion increased $0.31 billion, or 5.4%, from $5.66 billion as of December 31, 2014. AmTrust's stockholder's equity of $2.46 billion increased 20.9% from $2.04 billion at December 31, 2014.
As of March 31, 2015, the Company's long-term debt-to-capitalization ratio was 19.4%, compared with 27.1% as of December 31, 2014.
During the three months ended March 31, 2015, the Company issued an aggregate of 3.45 million shares of Common Stock in an underwritten public offering. The net proceeds from the offering were approximately $172.5 million. In addition, on March 19, 2015, the Company completed the sale of 7.3 million of its depository shares, each representing 1/40th interest in a share of its 7.50% Non-Cumulative Preferred Stock, Series D. The net proceeds from the sale of depository shares were approximately $176.5 million.
During the three months ended March 31, 2015, the Board of Directors declared cash dividends totaling $0.25 per share on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.75%	$0.421875
B	7.25%	$0.453125
C	7.625%	$0.476563

Conference Call:
On May 5, 2015 at 10:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, May 5, 2015 through Tuesday, May 12, 2015 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 33206713, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
646.458.7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Gross written premium	$1,731,136	$1,666,196

Net written premium	$1,043,189	$1,130,281
Change in unearned premium	(93,812)	(301,230)
Net earned premium	949,377	829,051

Service and fee income	112,886	90,958
Net investment income	34,573	28,527
Net realized and unrealized gain on investments	15,653	5,439
Other revenue	163,112	124,924
Total revenue	1,112,489	953,975
Loss and loss adjustment expense	613,283	558,570
Acquisition costs and other underwriting expense	231,676	186,609
Other expense	98,457	87,591
Total expense	943,416	832,770
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	169,073	121,205
Other income (expense):
Interest expense	(10,255)	(11,497)
Loss on extinguishment of debt	(4,714)	—
Gain on life settlement contracts net of profit commission	11,373	2,800
Foreign currency gain (loss)	39,954	(1,852)
Total other income (expense)	36,358	(10,549)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	205,431	110,656
Provision for income taxes	46,812	27,444
Equity in earnings of unconsolidated subsidiaries (related party)	5,529	18,516
Net income	164,148	101,728
Redeemable non-controlling interest and non-controlling interest	(4,083)	64
Net income attributable to AmTrust stockholders	$160,065	$101,792
Dividends on preferred stock	(5,369)	(1,941)
Net income attributable to AmTrust common stockholders	$154,696	$99,851
Operating earnings(1) attributable to AmTrust common stockholders	$121,426	$97,420

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Earnings per common share:
Basic earnings per share	$1.90	$1.34
Diluted earnings per share	$1.85	$1.27
Operating diluted earnings per share (1)	$1.45	$1.24
Weighted average number of basic shares outstanding	81,168	74,547
Weighted average number of diluted shares outstanding	83,437	78,444
Combined ratio	89.0%	89.9%
Return on equity	33.3%	28.5%
Operating return on equity (1)	26.1%	27.8%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(1,016)	$(1,643)
Impairments recognized in other comprehensive income	—	—
	(1,016)	(1,643)
Net realized gain on sale of investments	16,669	7,082
Net realized gain	$15,653	$5,439

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share) (Unaudited)

	March 31, 2015	December 31, 2014
Cash, cash equivalents and investments	$5,972,575	$5,664,856
Premium receivables	2,134,647	1,851,682
Goodwill and intangible assets	761,158	667,681
Loss and loss adjustment expense reserves	5,886,149	5,664,205
Unearned premium	3,704,419	3,447,203
Trust preferred securities	123,714	123,714
Convertible senior notes	171,253	214,424
Senior notes	250,000	250,000
Preferred stock	482,500	300,000
AmTrust's stockholders' equity	2,462,735	2,037,020
Book value per common share	$24.00	$22.34

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$154,696	$99,851
Less: Net realized gain on investments, net of tax	10,174	3,535
Non-cash amortization of intangible assets	(10,590)	(8,303)
Non-cash interest on convertible senior notes net of tax	(1,554)	(512)
Loss on extinguishment of debt	(4,714)	—
Foreign currency transaction gain (loss)	39,954	(1,852)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	9,563
Operating earnings (1) attributable to AmTrust common stockholders	$121,426	$97,420
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$1.85	$1.27
Less: Net realized gain on investments, net of tax	0.12	0.04
Non-cash amortization of intangible assets	(0.13)	(0.10)
Non-cash interest on convertible senior notes net of tax	(0.02)	(0.01)
Loss on extinguishment of debt	(0.06)	—
Foreign currency transaction gain (loss)	0.49	(0.02)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	0.12
Operating diluted earnings per share (1)	$1.45	$1.24
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	33.3%	28.5%
Less: Net realized gain on investments, net of tax	2.2%	1.0%
Non-cash amortization of intangible assets	(2.3)%	(2.4)%
Non-cash interest on convertible senior notes net of tax	(0.3)%	(0.1)%
Loss on extinguishment of debt net of tax	(1.0)%	—%
Foreign currency transaction gain (loss)	8.6%	(0.5)%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	2.7%
Operating return on common equity (1)	26.1%	27.8%

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized gain on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Gross written premium
Small Commercial Business	$901,119	$938,927
Specialty Risk and Extended Warranty	470,870	447,203
Specialty Program	359,147	280,066
	$1,731,136	$1,666,196
Net written premium
Small Commercial Business	$523,240	$650,716
Specialty Risk and Extended Warranty	287,689	281,115
Specialty Program	232,260	198,450
	$1,043,189	$1,130,281
Net earned premium
Small Commercial Business	$423,991	$380,404
Specialty Risk and Extended Warranty	329,131	271,515
Specialty Program	196,255	170,840
Corporate and Other	—	6,292
	$949,377	$829,051
Loss Ratio:
Small Commercial Business	64.7%	67.1%
Specialty Risk and Extended Warranty	63.4%	67.4%
Specialty Program	66.4%	68.0%
Total	64.6%	67.4%
Expense Ratio:
Small Commercial Business	25.9%	23.1%
Specialty Risk and Extended Warranty	21.3%	19.5%
Specialty Program	26.4%	25.7%
Total	24.4%	22.5%
Combined Ratio:
Small Commercial Business	90.6%	90.2%
Specialty Risk and Extended Warranty	84.7%	86.9%
Specialty Program	92.8%	93.7%
Total	89.0%	89.9%